                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                            The Lubrizol Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            THE LUBRIZOL CORPORATION
                            29400 Lakeland Boulevard
                             Wickliffe, Ohio 44092

                            NOTICE OF ANNUAL MEETING

To Our Shareholders:

     The 2004 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel & Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 26, 2004, at 10:00 a.m. At the meeting, we will ask you to:

     1.  Elect four directors for three-year terms;

     2. Confirm the appointment of Deloitte & Touche LLP as independent auditors; and

     3.  Transact other business that is properly presented at the meeting.

     Shareholders of record at the close of business on March 5, 2004, may vote at the meeting. The procedures for voting are described in the attached proxy statement.

     The business of the meeting and other information of interest to shareholders is described in the attached proxy statement. After the meeting, we will report on current operations and plans and have a question and answer period.

     At the 2003 meeting, approximately 78% of the shares were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 26 meeting.

                                          L. M. Reynolds
                                          Secretary

Wickliffe, Ohio
March 17, 2004

                          RETURN OF PROXIES REQUESTED

                    YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY
                       TELEPHONE, OVER THE INTERNET OR BY
                        MAILING THE ENCLOSED PROXY CARD.

                                PROXY STATEMENT
--------------------------------------------------------------------------------

                               VOTING INFORMATION
--------------------------------------------------------------------------------

What may I vote on?

     The Board of Directors asks for your vote on two proposals:

      --      Election of nominees to serve on the Board of Directors; and

      -- Confirmation of the appointment of Deloitte & Touche LLP as our independent auditors.

Who can vote?

     People who owned shares at the close of business on March 5, 2004, can vote at the annual meeting. On March 5, 2004, there were 51,605,041 outstanding shares of Lubrizol. Each share is entitled to one vote. This proxy statement and the enclosed proxy card were first mailed to shareholders on or about March 17, 2004.

How do I vote?

     You can vote any one of three ways:

      -- By Telephone: Call the toll-free number (at no cost to you) on the enclosed proxy card and follow the instructions. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded.

              IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN THE PROXY
              CARD.

      -- Over the Internet: Visit the Web site listed on the enclosed proxy card and follow the instructions. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your vote has been properly recorded.

              IF YOU VOTE OVER THE INTERNET, YOU DO NOT NEED TO RETURN THE PROXY CARD.

      -- By Mail: Mark, sign, date and mail the enclosed proxy card to American Stock Transfer & Trust Company in the enclosed postage-paid envelope.

     If you sign and return the proxy card or use the telephone or Internet voting procedures, but do not indicate how you wish to vote, your shares will be voted FOR the two proposals. If you indicate that you abstain, you will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting and you will be counted as voting (but not for or against) that issue. Any broker nonvote also will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting but will not be counted as voted.

     We are not aware of any other business which will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card or through the telephone or Internet procedures gives authority to W.G. Bares, Chairman and Chief Executive Officer; C.P. Cooley, Vice President and Chief Financial Officer; and L. M. Reynolds, Corporate Secretary and Counsel, to vote on those matters in their best judgment.

     Please note: If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Can I revoke my vote?

     You may revoke your proxy at any time before it is voted at the meeting by:

      --      notifying Lubrizol's corporate secretary in writing;

      --      voting at a later time by telephone or over the Internet;

      --      returning a later-dated proxy card; or

      --      voting in person at the annual meeting.

     Your most recent vote will be the one used as your vote.

Who tabulates the vote?

     American Stock Transfer & Trust Company serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

      --      there is a contested election for the Board of Directors;

      --      it is required by law; or

      --      you request it.

Who is paying for this proxy solicitation?

     We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card as well as the costs of the telephone and Internet voting procedures. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How can I help Lubrizol save money by reducing the number of proxy materials sent to my house?

     We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure we are saving money on printing and mailing costs by sending only one proxy statement and annual report to shareholders who have the same last name and address and do not participate in electronic delivery of proxy materials (unless they have told us otherwise). Shareholders who participate in householding will continue to receive separate proxy cards. If you currently share the same last name and address with another Lubrizol shareholder and in the future wish to have just one proxy statement and annual report sent to your address, please contact our transfer agent at the following address: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, or by telephone at 1-800-627-2303.

     If you participate in householding and you want to receive a separate copy of the annual report or proxy statement either now or in the future, please contact our transfer agent.

     If you hold stock through a bank, broker or other holder of record, you can contact them about receiving single or multiple copies of the proxy statements and annual reports.

Instead of receiving a paper copy, can I access the proxy statement and the annual report electronically?

     The proxy statement and 2003 annual report are on our Internet site at www.lubrizol.com/Investors/financial.asp.

     You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the enclosed proxy card. If you chose this option, we will furnish you with instructions next year containing the Internet address to access our proxy statement and annual report, but you will not receive paper copies of either document.

     If you hold stock through a bank, broker or other holder of record, check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to access our proxy statement and annual report.

--------------------------------------------------------------------------------
                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The authorized number of Lubrizol directors is currently fixed at eleven, divided into three classes. Two classes have four members each and one class has three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     The Organization and Compensation Committee has recommended, and the Board of Directors has approved, the nomination of the following four persons for election as directors at this annual meeting:

      --      James L. Hambrick

      --      Gordon D. Harnett

      --      Victoria F. Haynes

      --      William P. Madar

     Each of these persons is being nominated for a three-year term that will end in 2006. Mr. Harnett, Dr. Haynes and Mr. Madar are currently Lubrizol directors. If any of these persons becomes unavailable for election, your signed proxy will be voted for the election of any person who is recommended by the Organization and Compensation Committee or will be voted in favor of holding a vacancy to be filled by the directors. The nominated persons who receive the greatest number of votes will be elected to the open director positions.

     The following information is presented for each person who is being nominated for election as a director and for each other director who will continue in office after the meeting:

                                NOMINEES FOR ELECTION

                          JAMES L. HAMBRICK, age 49, is President of The Lubrizol
                          Corporation. Mr. Hambrick joined Lubrizol as a co-operative
[JAMES L. HAMBRICK        education student in 1973 and was hired full-time in 1978.
PHOTO]                    His career has encompassed a variety of responsible
                          positions in operations, marketing, technology and business development. During the 1990's Mr. Hambrick led market
                          development activities in the former Soviet Union and in
                          China. He was elected Vice President of Asia-Pacific in
                          April 2000 and President in January 2003. He received a B.S.
                          degree in Chemical Engineering from Texas A&M University in
                          1978. He is a member of the American Institute of Chemical
                          Engineers.
                          GORDON D. HARNETT, age 61, is Chairman and Chief Executive
[GORDON D. HARNETT        Officer of Brush Engineered Materials Inc., the world's
PHOTO]                    largest producer of beryllium and beryllium-containing
                          engineered products. Prior to joining Brush in 1991, Mr.
                          Harnett had been Senior Vice President of The BFGoodrich
                          Company. From 1977 to 1988, he had held a series of senior executive positions with Tremco Inc., a wholly owned
                          subsidiary of BFGoodrich, including President and Chief
                          Executive Officer from 1982 to 1988. From 1969 through 1976,
                          Mr. Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo. Mr. Harnett became a Lubrizol director in 1995. Mr. Harnett graduated from Miami University in 1964 with a B.S. degree in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a director of PolyOne Corporation and EnPro Industries, Inc.
                          In addition, he is a trustee of University Hospitals of
                          Cleveland, Cleveland Tomorrow and Greater Cleveland Growth
                          Association and is Chairman of Cleveland Development
                          Advisors, Inc. and the Greater Cleveland International Trade
                          Alliance.


                          VICTORIA F. HAYNES, age 56, is President of the Research
[VICTORIA F. HAYNES       Triangle Institute, which provides government and industry
PHOTO]                    clients with research and development services in health,
                          pharmaceuticals, environmental protection, advanced tech-
                          nologies and public policy. Prior to joining Research
                          Triangle Institute in June 1999, Dr. Haynes was Vice
                          President-Research and Development and Chief Technical
                          Officer of The BFGoodrich Company, a specialty chemicals and aerospace company. Dr. Haynes became a Lubrizol director in
                          1995. Dr. Haynes graduated from the University of California at Berkeley in 1969 with a B.S. in chemistry. She received an M.A. in college teaching in 1971 and a Ph.D. in
                          physical/organic chemistry in 1975 from Boston University
                          and followed with a post doctoral associate assignment at
                          Purdue University for two years. Dr. Haynes is a director of
                          Nucor Corporation, Ziptronix, Inc., Microelectronics Center
                          of North Carolina and PPG Industries. In addition, she is
                          active in the Council on Competitiveness.

                          WILLIAM P. MADAR, age 64, is Chairman of the Board of
[WILLIAM P. MADAR         Nordson Corporation. He was Chief Executive Officer of
PHOTO]                    Nordson until he retired from that position in 1997. Nordson
                          Corporation manufactures and worldwide markets industrial
                          equipment, along with the software and application
                          technologies that enhance its use. He is also Chairman of
                          the Board of cPref, a developer of software for the market research service industry. A 1961 graduate of Purdue
                          University with a B.S. degree in chemical engineering, he
                          earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol director in 1992. He is a director of
                          Nordson Corporation and Brush Engineered Materials Inc. Mr.
                          Madar is a trustee of the Cleveland Museum of Art. He is
                          also co-chairman of the Advisory Committee for the Ohio
                          Innovation Fund, an early stage venture capital fund.

           DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                          W. G. BARES, age 62, is Chairman of the Board and Chief
[W. G. BARES PHOTO]       Executive Officer of The Lubrizol Corporation. Mr. Bares
                          joined Lubrizol as a development engineer in 1963 and was
                          appointed Director of the Pilot Plant in 1972. He was
                          elected Vice President in 1978, Executive Vice President in
                          1980 and Chief Operating Officer in 1987 and became Chief
                          Executive Officer on January 1, 1996. He was elected
                          President in 1982 and served as President until January
                          2003. He was elected a director of Lubrizol in 1981 and
                          Chairman of the Board in 1996. A 1963 graduate of Purdue
                          University with a B.S. degree in chemical engineering, he
                          earned an M.B.A. from Case Western Reserve University in
                          1969. Mr. Bares is a member of the American Petroleum
                          Institute and the American Institute of Chemical Engineers,
                          having served as past chairman of its Cleveland section. In addition, he is a director of Oglebay Norton Company,
                          KeyCorp and Applied Industrial Technologies and an Executive
                          Board Member of the Greater Western Reserve Council of the
                          Boy Scouts of America. Mr. Bares' term as a Lubrizol
                          director expires in 2005. Mr. Barnes has announced his
                          intention to retire as Chief Executive Officer effective
                          April 26, 2004, following the annual meeting. At that time, the Board of Directors plans to elect James L. Hambrick
                          President and Chief Executive Officer. Mr. Bares will
                          continue as Chairman of the Board through year-end 2004 to assist in the transition.


[JERALD A. BLUMBERG       JERALD A. BLUMBERG, age 64, resigned in June 2000 as
PHOTO]                    President and Chief Executive Officer of Ambar, Inc., a
                          privately held oilfield services company. Prior to joining
                          Ambar, Inc. in January 1998, Mr. Blumberg held various
                          international and management positions during a 37-year
                          career with E. I. du Pont de Nemours & Company, Inc. From
                          October 1995 until his retirement on December 31, 1997, he was an Executive Vice President, Chairman of DuPont Europe
                          and a member of the Office of the Chief Executive. Mr.
                          Blumberg became a Lubrizol director in 1999. Mr. Blumberg
                          received a B.S. in chemical engineering from Michigan
                          Technological University in 1960. He is a director of NOVA
                          Chemicals Corporation and a member of the National Society of Professional Engineers and the American Institute of
                          Chemical Engineers. Mr. Blumberg's term as a Lubrizol
                          director expires in 2006.


[FOREST J. FARMER SR.     FOREST J. FARMER, SR., age 63, is President and Chief
PHOTO]                    Executive Officer of The Farmer Group. He is also Chairman,
                          Chief Executive Officer and President of Enerflex Solutions
                          LLC, which provides value-added subassemblies to the
                          automotive industry and Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler Corporation from 1968 to 1994 where he held
                          various management positions including General Plants
                          Manager for Car and Truck Assembly Operations. From 1988
                          until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr. Farmer
                          became a Lubrizol director in 1997. Mr. Farmer graduated
                          from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of
                          Directors of Saturn Electronics and Engineering, Inc.,
                          American Axle & Manufacturing, St. John Health, the Macomb
                          Hospital Corporation and Friends of Scouting. Mr. Farmer's
                          term as a Lubrizol director expires in 2006.

                          DAVID H. HOAG, age 64, retired in 1999 as Chairman of The
[DAVID H. HOAG PHOTO]     LTV Corporation, having retired in 1998 as Chief Executive
                          Officer of The LTV Corporation and as Chief Executive
                          Officer of LTV Steel Company. Mr. Hoag was appointed to the position of Chairman in June 1991 after having been elected
                          President and Chief Executive Officer in January of that
                          year. Mr. Hoag became Executive Vice President of The LTV
                          Corporation in July 1986 and was concurrently named a member of LTV's Board of Directors. Mr. Hoag became a Lubrizol
                          director in 1989. He is a native of Pittsburgh and attended
                          Allegheny College in Meadville, Pennsylvania, receiving a
                          Bachelor's Degree in 1960. He is a director of Brush
                          Engineered Materials Inc., The Chubb Corporation, PolyOne
                          Corporation and NACCO Industries, Inc. Mr. Hoag's term as a
                          Lubrizol director expires in 2005.


[PEGGY GORDON MILLER      PEGGY GORDON MILLER, age 66, is President of South Dakota
PHOTO]                    State University. Prior to joining South Dakota State in
                          1998, Dr. Miller was Acting Vice President for Academic and
                          International Programs at the American Association of State
                          Colleges and Universities. She has also served as a Senior
                          Fellow at the National Center for Higher Education,
                          President of The University of Akron and Chancellor of
                          Indiana University Northwest. She became a Lubrizol director in 1993. Dr. Miller is also a director of A. Schulman, Inc.
                          She is a member of the National Competitiveness Council, the
                          Governors Value Added Investment Board and chairs the
                          Nominating and the Global Priorities Commission for the
                          American Association of State Colleges and Universities. Dr.
                          Miller holds degrees from Transylvania University,
                          Northwestern University and Indiana University. Dr. Miller's
                          term as a Lubrizol director expires in 2005.


                          RONALD A. MITSCH, age 69, retired in 1998 as Vice Chairman and Executive Vice President-Industrial and Consumer Markets
[RONALD A. MITSCH         of 3M, a manufacturer of products for industrial,
PHOTO]                    commercial, health care and consumer markets. He began his career with 3M in 1960 as a Senior Research Chemist. He
                          served various assignments in research and in 1979 was named
                          Managing Director, 3M Netherlands. He returned to the United
                          States in 1981 as Research and Development Vice President,
                          Life Sciences Sector. He was named Group Vice President,
                          Traffic and Personal Safety Products in 1985, Senior Vice
                          President, Research and Development in 1990, Executive Vice
                          President in 1991 and Vice Chairman in 1995. Dr. Mitsch
                          graduated from Hamline University in 1956 with a B.S. in
                          chemistry. He received an M.S. in organic chemistry in 1958 and a Ph.D. in organic chemistry in 1960 from the University of Nebraska. Dr. Mitsch became a Lubrizol director in 1991.
                          He is a director of WTC Industries, GaMra Composites, Inc.
                          and Material Sciences Corporation where he is also non-
                          employee Chairman of the Board. In addition, he is the
                          Chairman for the Board of Trustees of Hamline University.
                          The Organization and Compensation Committee requested and
                          Dr. Mitsch agreed to continue in his term beyond the 2004
                          Annual Shareholders Meeting. Dr. Mitsch's term as a Lubrizol director expires in 2006.

                          DANIEL E. SOMERS, age 56, is Vice Chairman of Blaylock &
                          Partners LP, a minority-owned investment banking group in
[DANIEL E. SOMERS         New York. He retired in October 2001 as President and Chief
PHOTO]                    Executive Officer of AT&T Broadband, which provides local
                          and long distance service, high speed Internet access and
                          home entertainment service. Previously, Mr. Somers was
                          Senior Executive Vice President and Chief Financial Officer
                          of AT&T from May 1997 to December 1999. Prior to joining
                          AT&T, Mr. Somers was Chairman and Chief Executive Officer of
                          Bell Cablemedia, plc, of London for two years. From 1992 to
                          1995, he was Executive Vice President and Chief Financial
                          Officer of Bell Canada International, Inc. Prior to joining
                          Bell Canada, Mr. Somers held a number of senior executive, financial and operating-management positions with Radio
                          Atlantic Holdings Ltd. and Imasco Ltd. Mr. Somers became a
                          Lubrizol director in 1999. Mr. Somers received a B.S. degree in finance from Stonehill College in North Easton,
                          Massachusetts, in 1969. Mr. Somers is a director of The
                          Chubb Corporation and Boston Communications Group, Inc. and
                          he is Vice Chairman of the Board of Trustees of Stonehill
                          College. Mr. Somers' term as a Lubrizol director expires in
                          2006.

--------------------------------------------------------------------------------
                             DIRECTOR INDEPENDENCE
--------------------------------------------------------------------------------

     In addition to the independence criteria under the New York Stock Exchange listing standards, the Board adopted the following categorical standards to determine director independence:

     Former Employees. A director will not be considered independent if during any of the past three years he or she has been an employee or whose immediate family member has been an executive officer of Lubrizol or any of its subsidiaries.

     Former Auditors. A director will not be considered independent if during any of the past three years he or she, or an immediate family member, has been affiliated with or employed by our external auditors in the audit or tax compliance functions.

     Interlocking Directorates. A director will not be considered independent if during any of the past three years he or she, or an immediate family member, has been an executive officer of another company for which a Lubrizol executive officer serves on the Board of Directors.

     Immediate Family Members: Spouses, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares the director's home.

     Attorneys, Investment Bankers, Consultants. A director will not be considered independent if he or she is affiliated with a firm that is an attorney, investment banker, consultant or similar advisor to Lubrizol.

     Significant Customer or Supplier. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a customer that represents more than the greater of $1 million or 2% of our total consolidated gross revenues. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a supplier of which we represent more than the greater of $1 million or 2% of its total consolidated gross revenues.

     Significant Charitable Contribution Recipient. A director will not be considered independent if he or she is employed as an executive officer of a not-for-profit entity of which we represent more than the greater of $1 million or 2% of its consolidated gross revenues.

     The Board has determined that Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, David H. Hoag, William P. Madar, Peggy Gordon Miller, Ronald A. Mitsch and Daniel E. Somers meet these standards of independence.

--------------------------------------------------------------------------------
                             LEAD OUTSIDE DIRECTOR
--------------------------------------------------------------------------------

     Pursuant to the Board of Director Governance Guidelines, the Chair of the Organization and Compensation Committee serves as the lead outside director, who presides over executive sessions of the outside directors. You may communicate with the outside directors of the Board through the lead outside director by sending a letter marked "Confidential" and addressed to:

         Lead Director, The Lubrizol Corporation Board of Directors c/o Leslie M. Reynolds, Corporate Secretary,
         The Lubrizol Corporation
         29400 Lakeland Boulevard
         Wickliffe, OH 44092

     You may also send an email to the lead outside director through Lubrizol's corporate secretary at lmre@lubrizol.com by indicating "Lead Director" in the subject line. The corporate secretary will forward these emails to the lead outside director.

--------------------------------------------------------------------------------
                           ANNUAL MEETING ATTENDANCE
--------------------------------------------------------------------------------

     The Lubrizol Corporation Board of Directors Governance Guidelines provide that the expectation for attendance at meetings is 100 percent, including the Annual Meeting of Shareholders. Nine directors attended the Annual Meeting of Shareholders on April 28, 2003.

--------------------------------------------------------------------------------
                                BOARD COMMITTEES
--------------------------------------------------------------------------------

     The Board of Directors held ten meetings during 2003. The board has several standing committees, including an Organization and Compensation Committee and an Audit Committee. The Board of Directors has adopted written charters for each committee.

ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is made up of all the outside directors and its responsibilities include corporate governance, director nominations and executive compensation. The committee held eight meetings during 2003. Its principal functions are to:

      -- Annually, review the written charter and corporate governance, and perform a self-assessment.

      -- Review and approve the proxy statement, including the Report of the Organization and Compensation Committee on Executive Compensation.

      -- Determine criteria for selecting new directors and review and recommend candidates for election as directors.

      --      Review and recommend candidates for election as officers.

      --      Oversee evaluation of the Board of Directors and management.

      --      Evaluate the performance of the chief executive officer.

      -- Set the compensation for the Board of Directors and the chief executive officer

      -- Review and approve officer compensation and executive employment agreements.

      -- Assure effective succession planning is conducted for the chief executive officer and other executive officers.

      -- Designate employees to receive grants of stock options and other stock awards and determine the type and size of the awards.

      -- Determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the performance pay plan.

      -- Designate employees to receive awards under the performance pay plan.

     The committee identifies nominees for director through discussions with the directors or other entities that may come in contact with qualified persons. If desired, the committee will retain a search firm to identify nominees and will approve the search firm fees to be paid by Lubrizol. This committee will consider shareholder recommendations for director nominations. These recommendations should be submitted in writing to Lubrizol's corporate secretary by January 1 before the annual meeting.

     The committee reviews and assesses the following criteria for all nominees for directors, regardless of the source of the recommendation: independence, diversity, age, judgment, skill, integrity, willingness to make the required time commitment, the interplay of the candidate's experience with the experience of other Board members and skills necessary to the needs of the Board at the time of the opening.

     The members of this committee are all of the outside directors. The Board has determined that each of the members is independent under the rules of the New York Stock Exchange and our independence criteria. The chair of this committee serves as the lead outside director for purposes of chairing regularly scheduled meetings of outside directors and for other responsibilities which the outside directors designate. Gordon D. Harnett, chair of this committee, currently is lead outside director.

AUDIT COMMITTEE

     The principal functions of the Audit Committee are to:

      -- Annually appoint the independent auditors and evaluate with management the performance of the independent auditor. The independent auditor is ultimately accountable to the Board and the Audit Committee.

      -- Review with the independent and internal auditors the planned scope and results of audits and pre-approve all audit and non-audit services performed by the independent auditor.

      -- Hold conferences and reviews with the auditors regarding matters that affect financial statements and the results of the independent auditor's reviews, annual audit and report.

      -- Review the adequacy and effectiveness of the internal audit function.

      --      Oversee Lubrizol's internal control structure.

      -- Receive, retain and address complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

      -- Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol's Ethical and Legal Conduct Guidelines.

      --      Discuss risk assessment and risk management policies.

      --      Annually review the written charter and perform a self-assessment.

      --      Obtain advice and assistance from outside advisors, as desired.

      -- Set clear hiring policies for employees or former employees of the independent auditors.

      --      Periodically report the activities of the committee to the Board.

     In performing its functions, the Audit Committee acts in an oversight capacity for Lubrizol's management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of Lubrizol's financial statements or filings, or conducting audits of the financial statements.

     The members of the Audit Committee are Daniel E. Somers (Chair), Victoria
F. Haynes, David H. Hoag, William P. Madar and Ronald A. Mitsch. None of the members sits on more than three audit committees of public companies.

     The Board of Directors has determined that Lubrizol has serving on the Audit Committee at least one audit committee financial expert, as defined in
Item 401(h)(2) of Regulation S-K. Daniel E. Somers, Chair, is the audit committee financial expert. The Board has determined that Mr. Somers and each of the members of the Audit Committee is independent under the New York Stock Exchange listing standards and our independence criteria.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews Lubrizol's financial reporting process on behalf of the Board of Directors. The committee held five meetings during 2003. During these meetings, the committee reviewed and discussed the audited financial statements for 2003 separately with management and Lubrizol's independent auditors, Deloitte & Touche LLP. The discussions with Deloitte & Touche included matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the committee received from Deloitte & Touche written independence disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with Deloitte &

Touche its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Lubrizol's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Daniel E. Somers, Chair  William P. Madar
Victoria F. Haynes       Ronald A. Mitsch
David H. Hoag

                  GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

     The Lubrizol Corporation Board of Directors Governance Guidelines and all the committee charters are located on our Internet site at www.lubrizol.com/Investors/governance.

--------------------------------------------------------------------------------

                             DIRECTOR COMPENSATION
--------------------------------------------------------------------------------

     Directors who are not Lubrizol employees receive a yearly cash retainer fee of $16,000, plus $1,100 for each board meeting they attend and $1,100 for each committee meeting they attend. If a committee meeting is held on a different day from a board meeting, they receive $1,300 for the committee meeting.

     Directors who are not Lubrizol employees may participate in a deferred compensation plan for directors. Under this plan, directors may defer all or any portion of their yearly fee and meeting attendance fees and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of the investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol shares. When a person is no longer a director, cash is distributed from the person's cash account and Lubrizol shares are issued equal to the number of share units in the person's share unit account.

     Annually, each director who is not a Lubrizol employee automatically receives an option to purchase 2,500 Lubrizol shares under the 1991 Stock Incentive Plan.

     Prior to 2004, directors who are not Lubrizol employees participated in a deferred stock compensation plan. Under this plan, each nonemployee director received 500 share units on each October 1, which are credited with additional share units for quarterly dividends paid on Lubrizol shares. When a person is no longer a director, Lubrizol shares are issued equal to the number of share units in the person's account.

     Starting in 2004, in lieu of the deferred stock compensation plan, each nonemployee director will receive a cash amount equal to 500 times the closing price of a Lubrizol share on October 1. The director may elect to defer any part or all of this amount under the deferred compensation plan for directors.

--------------------------------------------------------------------------------

                      DIRECTOR SHARE OWNERSHIP GUIDELINES
--------------------------------------------------------------------------------

     We have share ownership guidelines that require each nonemployee director to own at least 5,200 Lubrizol shares. New directors have five years to reach this target. All of the current nonemployee directors have met this target.

--------------------------------------------------------------------------------

                SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND LARGE BENEFICIAL OWNERS
--------------------------------------------------------------------------------

     The following table shows the number of shares beneficially owned on January 31, 2004, by each director and each executive officer named in the table below and by all executive officers and directors as a group. Each person has sole voting and investment power for all the shares shown, unless otherwise noted. Mr. Bares beneficially owns 2.0% of Lubrizol shares based on the total shown in the table below. No other executive officer or director owns more than 1% of Lubrizol shares. All executive officers and directors as a group beneficially own approximately 5.8% of Lubrizol shares.

                                            Amount and Nature of Beneficial Ownership
                                ------------------------------------------------------------------
           Name of                             Direct      Employee   Exercisable      Deferred
       Beneficial Owner           Total     Ownership(1)   Plan(2)    Options(3)    Share Units(4)
       ----------------         ---------   ------------   --------   -----------   --------------
W. G. Bares...................  1,012,936     131,520       10,744       836,677        33,995
Jerald A. Blumberg............     19,054       1,000                      9,500         8,554
D. W. Bogus...................     77,134       1,980        3,493        61,875         9,786(5)
C. P. Cooley..................    148,614       2,879        2,399       126,012        17,324
Forest J. Farmer, Sr. ........     21,160         225                     13,500         7,435
J. L. Hambrick................     98,996       3,114       15,251        75,875         4,756
Gordon D. Harnett.............     32,445         200                     15,500        16,745
Victoria F. Haynes............     23,456         500                     15,500         7,456
G. R. Hill....................    361,990      45,807        3,359       305,139         7,685
David H. Hoag.................     32,047       4,149                     19,500         8,398
S. F. Kirk....................    200,404      18,381        1,969       166,836        13,218
William P. Madar..............     39,433       2,295                     17,500        19,638
Peggy Gordon Miller...........     26,658       1,100                     19,500         6,058
Ronald A. Mitsch..............     28,139       2,000                     19,500         6,639
Daniel E. Somers..............     16,853       1,469                      9,500         5,884
All Executive Officers and
  Directors as a Group........  2,993,133     248,448       68,785     2,457,185       218,715

---------------
(1) This column includes shares owned by or jointly with family members, including 300 of Mr. Bogus' shares, 114 of Mr. Hambrick's shares, 4,149 of Mr. Hoag's shares, 18,381 of Mr. Kirk's shares and 23,578 of the shares held by the group, for which they have shared voting and investment power.

(2) This column shows shares held in the profit sharing and savings plan, for which the persons indicated have sole voting power and limited investment power.

(3) This column shows shares covered by stock options that are currently exercisable or will be exercisable by March 31, 2004.

(4) This column shows the indirect share ownership held by directors and officers under various deferred compensation plans described in this proxy statement. Some share units attributable to deferrals on or after January 1, 2004, will be paid solely in cash.

(5) This number includes 2,159 share units under a supplemental retirement plan. Share units attributable to additions to the plan on or after January 1, 2004, will be paid solely in cash.

SHARE OWNERSHIP GUIDELINES

     We have share ownership guidelines that require executive officers to hold shares having a value between 1.5 and 4 times their fixed pay, depending on their position.

FIVE PERCENT BENEFICIAL OWNERS

     The following table lists each person we know to be an owner of more than 5% of our shares on December 31, 2003.

                                                              Amount and Nature
                                                                of Beneficial      Percent
            Name and Address of Beneficial Owner                  Ownership        of Class
            ------------------------------------              -----------------    --------
Alliance Capital Management L.P.............................    5,978,072(1)        11.6%
  1290 Avenue of the Americas
  New York, New York 10104
Mac-Per-Wolf Company........................................    3,062,200(2)       5.9%(2)
  310 S. Michigan Ave., Suite 2600
  Chicago, IL 60604
State Street Bank and Trust Company.........................    2,653,260(3)       5.14%(3)
  255 Franklin Street
  Boston, MA 02110
Dodge & Cox.................................................    2,584,121(4)       5.0%(4)
  One Sansome St., 35th Floor
  San Francisco, CA 94104

---------------
(1) This information was obtained from a Schedule 13G dated February 13, 2004, filed by Alliance Capital Management L.P., which is an investment adviser registered under the Investment Advisers Act of 1940. Alliance Capital Management L.P. reported sole voting power as to 2,815,672 shares, shared voting power as to 829,346 shares, sole investment power as to 5,962,672 shares and shared investment power as to 15,400 shares. Alliance Capital Management L.P. also serves as an investment advisor for Lubrizol's pension and profit sharing plans. However, under investment guidelines applicable to Lubrizol's pension and profit sharing plans, investment advisors are not permitted to invest our plans' assets in Lubrizol shares. Lubrizol paid Alliance Capital Management L.P. approximately $259,000 for investment advisory services rendered during 2003.

(2) This information was obtained from a Schedule 13G dated January 30, 2004, filed by Mac-Per-Wolf Company, which is an investment adviser registered under the Investment Advisers Act of 1940. Mac-Per-Wolf Company reported sole voting power as to 3,062,200 shares, shared voting power as to zero shares, sole investment power as to 3,062,200 shares and shared investment power as to zero shares.

(3) This information was obtained from a Schedule 13G dated February 6, 2004, filed by State Street Bank and Trust Company. All shares were held in a fiduciary capacity. State Street Bank and Trust Company reported sole voting power as to 883,249 shares, shared voting power as to 1,748,014 shares, sole investment power as to 901,716 shares and shared investment power as to 1,751,544 shares. State Street Bank and Trust Company serves as trustee of Lubrizol's profit sharing and 401(k) savings plan. Lubrizol paid State Street Bank and Trust Company $6,666.66 for trustee services during 2003.

(4) This information was obtained from a Schedule 13G dated February 17, 2004, filed by Dodge & Cox, which is an investment adviser registered under the Investment Advisers Act of 1940. Dodge & Cox reported sole voting power as to 2,356,371 shares, shared voting power as to 20,000 shares, sole investment power as to 2,584,121 shares and shared investment power as to zero shares.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table shows the compensation for 2003, 2002 and 2001 of the chief executive officer and the next five highest-paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                                                          -------------------------------------
                                                                                   Awards              Payouts
                                            Annual Compensation           -------------------------   ---------
                                     ----------------------------------                 Securities
                                                              Other       Restricted    Underlying    Long-term
          Name and                                            Annual        Stock        Options/     Incentive      All Other
     Principal Position       Year    Salary     Bonus     Compensation     Awards     SARs(No.)(2)    Payouts    Compensation(3)
     ------------------       ----   --------   --------   ------------   ----------   ------------   ---------   ---------------
W. G. Bares
 Chairman of the Board
 and Chief Executive
 Officer....................  2003   $852,054   $505,000     $ 8,053              0            0         N/A         $744,082
                              2002    823,789    900,000       9,640              0      159,995         N/A           39,487
                              2001    802,581    304,000      10,113              0      245,934         N/A           39,943
J. L. Hambrick
 President..................  2003   $373,208    215,000      90,549              0            0         N/A           73,065
                              2002    193,076    146,000       4,777              0       16,500         N/A           10,041
                              2001    175,611     45,000       9,468              0       33,000         N/A            7,818
G. R. Hill
 Senior Vice President......  2003    385,742    160,000       2,524              0            0         N/A          245,319
                              2002    373,207    265,000       3,054              0       40,000         N/A           23,771
                              2001    362,563     98,000       3,625              0       80,000         N/A           23,014
C. P. Cooley
 Vice President and Chief
 Financial Officer..........  2003    315,355    131,000       3,514       $457,500(4)         0         N/A          104,619
                              2002    298,075    215,000       3,365              0       29,036         N/A           13,813
                              2001    290,208     80,000       3,229              0       54,000         N/A           11,108
D. W. Bogus
 Vice President.............  2003    279,921    135,000       3,163        457,500(4)         0         N/A          118,860(5)
                              2002    267,226    203,000       2,577              0       16,500         N/A           27,060(5)
                              2001    244,188     68,000       2,683              0       33,000         N/A           25,118(5)
S. F. Kirk
 Vice President.............  2003    290,390    124,000       3,745        457,500(4)         0         N/A          148,879
                              2002    277,281    203,000       3,365              0       33,672         N/A           13,027
                              2001    269,107     82,000       3,229              0       60,679         N/A           11,761

---------------
(1) This column reflects the payment of taxes by us on behalf of the officer relating to the use of financial planning services. For Mr. Bares in 2003, it also includes the payment of taxes by us relating to his use of company transportation. For Mr. Hambrick in 2003, it also includes $66,711 for business club initiation fees.

(2) This column reflects the number of shares covered by stock options granted during the year.

(3) This column reflects our contributions to the profit sharing and savings plan for these executives, including accruals to the related supplemental defined contribution plan and amounts expensed under the executive death benefit program, described on page 21. These amounts have not been received by these executives. This column also reflects the dollar value of shares that became distributable on March 24, 2003 under the 1991 Stock Incentive Plan pursuant to the performance share stock award program. The number and market value of shares distributable on March 24, 2003 for each of the named executive officers is as follows: Mr. Bares, 23,500, $705,000; Mr. Hambrick, 1,500, $45,000; Dr. Hill, 7,500, $225,000; Mr. Cooley, 3,000, $90,000; Mr.
    Bogus, 3,000, $90,000; and Mr. Kirk, 4,500, $135,000.

(4) The Organization and Compensation Committee granted 15,000 restricted shares to each of Mr. Cooley, Mr. Kirk and Mr. Bogus, as part of executive employment agreements. The shares will be issued only if the executive is still an employee on January 1, 2008. The dollar value of the restricted shares on December 31, 2003 was $487,800. Dividends are not paid on the restricted shares.

(5) This amount includes the grant date value of share units credited to a supplemental retirement account described on page 21. These amounts have not been received by this executive.

STOCK INCENTIVE PLANS

     Our 1991 Stock Incentive Plan allows grants of incentive and nonstatutory stock options, as well as stock appreciation rights and restricted and nonrestricted stock awards. Any of our employees and our subsidiaries' employees may be selected to participate in the plan. The plan is administered by the Organization and Compensation Committee, which selects participants and determines the type and amount of awards granted.

     The number of shares available under the plan during a calendar year is 1% of the outstanding shares on January 1 of that year, plus any unused shares from previous years. The option price for stock options is not less than the average of the high and the low market prices of shares on the grant date. The term of each option is fixed by the committee. Participants can exercise their options 50% after one year, 75% after two years and 100% after three years. All outstanding options become fully exercisable upon a change of control.

     Under this plan, any person who pays the option price of options granted prior to March 27, 2000, under the plan with shares already owned will automatically receive a new option grant for the number of shares used to pay the option price. These option grants are called reload options. For options granted on or after March 27, 2000, the committee in its discretion may grant a reload option for the number of shares used to pay the option price. Persons may not transfer shares acquired from the exercise of a reload option while still an employee or director unless they have met any applicable share ownership guidelines. We eliminated reloads for new options granted on or November 11, 2002.

     We also have options outstanding under our 1985 Employee Stock Option Plan. However, no new options are granted under this plan.

     The following tables show option transactions for the named executive officers during 2003. No options were granted to the named executive officers during 2003. No stock appreciation rights were granted, exercised or outstanding in 2003.

    AGGREGATED OPTION EXERCISES IN 2003 AND DECEMBER 31, 2003, OPTION VALUES

                                                   Number of Securities
                                                        Underlying               Value of Unexercised
                        Shares                      Unexercised Options          In-the-Money Options
                       Acquired                    at December 31, 2003         at December 31, 2003(2)
                          on         Value      ---------------------------   ---------------------------
        Name           Exercise   Realized(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
        ----           --------   -----------   -----------   -------------   -----------   -------------
W. G. Bares..........        0      $     0       750,427        115,000      $1,588,239     $  127,650
J. L. Hambrick.......        0            0        63,500         16,500         189,155         18,315
G. R. Hill...........   18,000        7,425       275,139         40,000         672,927         44,400
C. P. Cooley.........        0            0       105,762         27,000         327,916         29,970
D. W. Bogus..........        0            0        49,500         16,500         123,379         18,315
S. F. Kirk...........   11,534       76,835       146,586         27,000         254,859         29,970

---------------

(1) The amounts in this column are the differences between the fair market value at the exercise date of the Lubrizol shares acquired through the option exercises and the exercise price of the option.

(2) The amounts in these columns are the differences between the fair market value of Lubrizol shares at December 31, 2003 ($32.585 per share), and the exercise price of the option. An option is considered in-the-money when the fair market value of the shares is greater than the exercise price of the option.

LONG-TERM INCENTIVE PLAN

                 LONG-TERM INCENTIVE PLAN -- AWARDS IN 2003(1)

                                         Performance or             Estimated Future Payouts Under
                           Number of      Other Period               Non-Stock Price-Based Plans
                         Shares, Units        until        ------------------------------------------------
                           or Other       Maturation or      Threshold          Target          Maximum
         Name               Rights           Payout        Dollars/Shares   Dollars/Shares   Dollars/Shares
         ----            -------------   --------------    --------------   --------------   --------------
W. G. Bares............         (1)               (2)        $1,044,588       $2,089,176       $6,267,529
                                                                 14,616           29,232           87,695
J. L. Hambrick.........         (1)               (2)        $  239,261       $  478,522       $1,435,565
                                                                  3,348            6,695           20,086
G. R. Hill.............         (1)               (2)        $  217,791       $  435,583       $1,306,748
                                                                  3,047            6,095           18,284
C. P. Cooley...........         (1)               (2)        $  176,678       $  353,357       $1,060,070
                                                                  2,472            4,944           14,832
D. W. Bogus............         (1)               (2)        $  147,612       $  295,224       $  885,673
                                                                  2,065            4,131           12,392
S. F. Kirk.............         (1)               (2)        $  153,152       $  306,304       $  918,912
                                                                  2,143            4,286           12,857

---------------

(1) Dollar-based target awards are determined by the Organization and Compensation Committee in the December prior to the three-year performance period. A portion of the award is converted into a number of share units based on the price of Lubrizol stock on the date of the award. There are no voting or dividend rights associated with the share units until the end of the performance period and payouts, if any, are made in shares. Target awards correspond to a pre-determined three-year earnings per share growth rate target. The three-year earnings per share growth rate must reach a minimum pre-determined threshold before any payout would be made. The maximum payout corresponds to a three-year earnings per share growth rate that is more than twice the target growth rate. If targets are met the Organization and Compensation Committee has the sole discretion to pay the share units in shares, but only if a shareholder approved vehicle is available from which to issue shares. Otherwise, share units will be paid in cash based on the price of Lubrizol stock on the date the award is payable.

(2) The performance period runs from 2004 through 2006. Payouts, if any, will be made in 2007.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee approves the compensation packages for executive officers. The committee consists of all the outside directors.

Factors Considered by the Committee

     In carrying out its responsibilities in 2003, the committee considered the following:

      -- Advice from independent consultants on all aspects of Lubrizol's compensation policies, including comparisons to the policies and practices of other companies;

      --      Relevant trends in executive compensation practices;

      --      Lubrizol's financial performance;

      --      Lubrizol's business performance;

      -- Lubrizol's compensation policies and practices for employees generally;

      -- Recommendations of executive management on compensation of key employees including executive officers; and

      -- The committee's and Lubrizol's historical philosophy to reward according to Lubrizol's performance and according to individual contribution, including the individual's commitment to Lubrizol.

Cash Compensation of Employees Generally

     The cash compensation of most employees, including the executive officers named in the compensation table in this proxy statement, consists of (1) base salary, (2) quarterly pay and (3) variable pay.

     Quarterly pay is a fixed percentage of base salary determined by an employee's length of service. Employee base salary plus quarterly pay is designed to be within the mid-level range of salaries for persons having similar jobs in the chemical and related industries.

     Variable pay authorized by the committee for employees, other than executive officers and other key employees, is paid in the first quarter and is based upon a percentage of the previous year's net income. Variable pay is allocated to employees based on a uniform percentage of each employee's base salary.

Cash Compensation of Executive Officers

     The base salary and quarterly pay practices for employees also apply to executive officers.

     For executive officers, five separate surveys selected by the committee's compensation consultant are used to determine base salary plus quarterly pay. These surveys include more companies than the published industry line-of-business indices used to compare total shareholder return on page 18 of this proxy statement; however, nine peer chemical companies are included in both the salary surveys and the published industry indices. In addition, for the six highest paid executives, total compensation levels and practices are analyzed using compensation data published in each peer organization's proxy statement. This analysis considers fixed salary, annual incentive, total cash compensation, long-term incentives and total compensation.

     The committee also reviews Lubrizol's three-year performance compared to a peer group of 16 companies by analyzing total shareholder return, economic value added, return on equity, return on assets and growth in earnings per share. This analysis helps ensure that total executive pay is in alignment with Lubrizol's performance relative to its peer group.

     The committee administers the executive compensation policy with the objective of keeping executive compensation comparable with other companies in the chemical and related industries. The average executive base salary plus quarterly pay in 2003 was slightly above the mid-level range when compared to fixed compensation paid by companies in the surveys.

     Executive officers and other key employees can receive variable cash compensation under a performance pay plan. The committee determines a percentage of annual net income to establish the amount available under this plan. For 2003, this percentage was based on objective financial measures and objective and subjective performance measures for initiatives relating to our strategies for (1) running the business and (2) changing the business. The objective financial measures include earnings per share and contribution income from the fluid technologies for industry segment.

     Sixty percent of the weighting for all the performance measures is based upon financial measures with the largest portion weighted to earnings per share. The payout under the performance pay plan will vary based upon goal accomplishment. Even if other goals are reached, earnings per share must reach a minimum predetermined threshold before the plan will make payments.

     The committee has the discretion to adjust the amount available under the performance pay plan and to determine individual payouts under the performance pay plan based upon an executive's level of responsibility, recommendations by executive management and a subjective judgment by the committee of the executive's contribution to Lubrizol's financial and business performance.

Long-term Incentive Compensation

     Performance Share Stock Awards

     The committee granted performance share stock awards to executive officers in 1997. Newly elected executive officers received proportional performance share stock awards at the time of hire or promotion. These performance share stock awards were to vest if the closing market price of Lubrizol shares reached $45 for ten consecutive trading days. Otherwise, these awards were to vest on March 24, 2003. On March 24, 2003, the performance share stock awards vested and 60,750 shares became distributable.

     Long-term Incentive Plan

     In 2002, the committee approved a long-term performance incentive program that will provide to certain executive officers a target payout of cash and shares in 2006 if a three-year earnings per share growth target is met. The 2003-2005 earnings per share growth target was set by the committee prior to the beginning of 2003. The payout percentage will vary up or down based upon the actual three-year earnings per share growth. The three-year earnings per share growth must reach a minimum threshold of the pre-determined target or no long-term incentive benefits will be paid.

     In December 2003, the committee approved a three-year earnings per share growth target for the three-year period of 2004-2006. If the three-year earnings per share growth reaches a minimum threshold of the pre-determined target, cash and, at the discretion of the committee shares will be paid if a shareholder approved equity plan exists in 2007.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to specified executive officers of public companies. All compensation paid for 2003 to Lubrizol executive officers, including the compensation element of shares received under Lubrizol's stock equity plans, qualified for deduction.

Compensation of the Chief Executive Officer

     The committee's intent is to set Mr. Bares' base salary plus quarterly pay within a range that is competitive with the fixed salaries of chief executive officers in the chemical and related industries. Mr. Bares did not receive a salary increase during 2003. Mr. Bares' base salary and quarterly pay is below to the mid-level range of comparable salaries.

     Mr. Bares received 37% of his total cash compensation for 2003 from the performance pay plan. For 2003, earnings per share exceeded the 2003 minimum threshold.

     In setting Mr. Bares' total compensation, the committee considers various other aspects of corporate performance including market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality and safety practices and the balancing of short-term and long-term goals. For 2003, Mr. Bares' total compensation was at the mid-level range of comparable total compensation of chief executive officers of peer chemical companies.

     In determining Mr. Bares' target long-term incentive opportunity for the 2003-2005 three-year period under the long-term incentive program described above, the committee considered data provided by independent consultants and relevant trends in executive compensation practices. The payout, if any, to Mr. Bares under this program will depend on the actual earnings per share growth for the three-year period. The three-year earnings per share growth must reach a minimum threshold of the pre-determined earnings per share growth target or no long-term incentive benefits will be paid.

     In December 2003, the committee approved a three-year earnings per share growth target for the three-year period of 2004-2006. If the three-year earnings per share growth reaches a minimum threshold of the pre-determined target, cash and, at the discretion of the committee shares will be paid if a shareholder approved equity plan exists in 2007.

     Lubrizol's share ownership guidelines require Mr. Bares to hold shares valued at four times his annual fixed pay. At year end, he owned over six times his annual fixed pay in shares.

Gordon D. Harnett, Chair               William P. Madar
Jerald A. Blumberg                     Peggy Gordon Miller
Forest J. Farmer, Sr.                  Ronald A. Mitsch
Victoria F. Haynes                     Daniel E. Somers
David H. Hoag

PERFORMANCE COMPARISONS

     The following chart compares our combined total shareholder returns for the five years ended December 31, 2003, to the combined total shareholder returns of the Standard & Poor's 500 Index and the Standard & Poor's Chemical Group Index. We have replaced the Standard & Poor's Industrial Index with the Standard & Poor's 500 Index, and replaced the Standard & Poor's Specialty Chemicals Index and the Dow Jones Chemical Index with the Standard & Poor's Chemical Group Index.

                        [PERFORMANCE COMPARISONS CHART]

         -----------------------------------------------------------------------------------------
                                               12/98    12/99    12/00    12/01    12/02    12/03
         -----------------------------------------------------------------------------------------
           The Lubrizol Corporation            100.00   124.95   108.82   153.33   137.64   151.76
         -----------------------------------------------------------------------------------------
           S&P 500                             100.00   121.04   110.02    96.95    75.52    97.18
         -----------------------------------------------------------------------------------------
           S&P Chemical Group                  100.00   123.15   104.37   104.35   101.68   128.66
         -----------------------------------------------------------------------------------------

     We have selected the Standard & Poor's 500 Index because we believe it provides a broad equity market comparison, and is widely used for comparison by our peer group. We have reduced our number of chemical industry indices from two to one to simplify our performance comparison, and have selected the Standard & Poor's Chemical Group Index because we believe this index is a better representation of chemical and specialty chemical producers. We believe we have a peer group relationship with companies in the Standard & Poor's Chemical Group Index.

     No single peer index or peer company is totally comparable to our business. Included in the Standard & Poor's Chemical Group Index are companies which supply specialty chemicals and other related products to a wide variety of markets. Some of our direct competitors are chemical divisions that represent small portions of large oil companies. These chemical divisions are not included in the peer comparison because information is not available to us which shows those divisions separately from the parent company.

     The following chart compares our combined total shareholder returns for the five years ended December 31, 2003, to the combined shareholder returns for the Standard & Poor's 500 Index and the Standard & Poor's Chemical Group Index (newly selected indices), as presented previously, along with the Standard & Poor's Industrial Index, the Standard & Poor's Specialty Chemicals Index, and the Dow Jones Chemical Index. The comparison provides both the newly selected indices and the indices used in the immediately preceding fiscal year.

                        [PERFORMANCE COMPARISONS CHART]

         -----------------------------------------------------------------------------------------
                                               12/98    12/99    12/00    12/01    12/02    12/03
         -----------------------------------------------------------------------------------------
           The Lubrizol Corporation..........  100.00   124.95   108.82   153.33   137.64   151.76
         -----------------------------------------------------------------------------------------
           S & P Industrials.................  100.00   121.50   128.64   121.26    89.31   118.07
         -----------------------------------------------------------------------------------------
           S & P Specialty Chemicals.........  100.00   113.03    94.17   100.69   113.37   135.16
         -----------------------------------------------------------------------------------------
           Dow Jones US Chemicals............  100.00   122.57   106.60   106.29   102.78   127.22
         -----------------------------------------------------------------------------------------
           S & P 500.........................  100.00   121.04   110.02    96.95    75.52    97.18
         -----------------------------------------------------------------------------------------
           S & P Chemicals Group.............  100.00   123.15   104.37   104.35   101.68   128.66
         -----------------------------------------------------------------------------------------

     The above charts assume the investment of $100 on December 31, 1998, and the immediate investment of all dividends.

--------------------------------------------------------------------------------

                  EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS
--------------------------------------------------------------------------------

     In addition to the stock option and variable compensation plans described in this proxy statement and the group health, life and disability insurance plans available to all employees, we also have the following plans for employees and executive officers.

PENSION PLANS

     We have a qualified pension plan for all employees. We also have a basic supplemental defined benefit plan which provides highly paid employees with the portion of their retirement benefits not payable from the pension plan because of tax law limitations. In addition, we have a special officers' supplemental defined benefit plan which covered two officers as of December 31, 2003, and is described in the paragraph below the pension table.

     Benefits under the pension plan and the related basic supplemental plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The table below uses the final average pay formula because it produces the higher benefit at the pay levels shown.

     Final average pay is an average of an employee's highest five consecutive years out of the last ten years of pay. Pay for the plans consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), quarterly pay, overtime pay, shift premium differentials, vacation and holiday pay, paid variable compensation, long-term disability benefits and (for purposes of the basic and special supplemental plans) cash compensation deferrals. Pay used to determine benefits for each of the named executive officers is equal to the amounts shown in the salary and bonus columns for them in the summary compensation table in this proxy statement.

     Benefits are based on a 10-year certain and life annuity. Employees hired before February 1, 1984, may elect a lump sum option. Other payment options available to all employees are a joint and 100% or 50% survivor annuity.

     The final average pay formula limits years of service to 30. The estimated credited years of service for each of the named executive officers (after this 30-year service limitation) is as follows: Mr. Bares, 30 years; Mr. Kirk, 30 years; Mr. Hambrick, 25 years; Dr. Hill, 21 years; Mr. Cooley, 6 years; and Mr. Bogus, 4 years.

     The following table shows the estimated annual retirement benefits payable at age 65 under the pension plan and the basic supplemental defined benefit plan in the final average pay and years of service categories shown. The benefits are shown as a 10-year certain and life annuity.

  Final                                           Credited Years of Service
 Average                     --------------------------------------------------------------------
   Pay                       10 Years    15 Years    20 Years    25 Years    30 Years    35 Years
----------                   --------    --------    --------    --------    --------    --------
$  200,000 ................   27,140      40,710      54,280      67,850      81,420      81,420
   400,000 ................   56,140      84,210     112,280     140,350     168,420     168,420
   600,000 ................   85,140     127,710     170,280     212,850     255,420     255,420
   800,000 ................  114,140     171,210     228,280     285,350     342,420     342,420
 1,000,000 ................  143,140     214,710     286,280     357,850     429,420     429,420
 1,200,000 ................  172,140     258,210     344,280     430,350     516,420     516,420
 1,400,000 ................  201,140     301,710     402,280     502,850     603,420     603,420
 1,600,000 ................  230,140     345,210     460,280     575,350     690,420     690,420

     As of December 31, 2003, Mr. Bares, Mr. Hambrick and Dr. Hill were participants in the special officers' supplemental defined benefit plan. Benefits under this plan are based on an average of the highest three consecutive years of pay during the last ten years. The plan limits years of service to 30 and computes benefits on the basis of a 10-year certain and life annuity. Benefits are reduced for Social Security and payments made under other Lubrizol benefit plans. After making all the deductions required under the plan, the estimated additional annual benefit payable under this plan at age 65 (assuming current final average pay) to Mr. Bares is $1.6 million, to Mr. Hambrick is $19,000 and to Dr. Hill is $8,000.

PROFIT SHARING AND SAVINGS PLAN

     We have a qualified profit sharing and savings plan for all employees. Each year, the Board of Directors determines the portion of Lubrizol profits that will be contributed to the plan. Profit sharing contributions are allocated to employees' accounts based on their pay.

     In addition, employees may contribute up to 18% (16% for highly compensated employees) of base plus quarterly pay to the plan as a before-tax contribution. Lubrizol matches 50% of the employee's before-tax contributions up to 4% of the employee's base plus quarterly pay. Employees also may make after-tax contributions subject to an overall limit of 18% (16% for highly compensated employees) of base plus quarterly pay for their total before-tax and after-tax contributions.

     Employees may direct the investment of their contributions and the company match among a Lubrizol share fund and ten other funds with a range of investment characteristics.

     Employees vest in profit sharing and matching contributions at a rate of 20% per year of service. The plan allows distribution of an employee's vested account balance after retirement, death or other termination of employment.

DEFERRED COMPENSATION PLANS

     We have a deferred compensation plan for executive officers. Under this plan, executive officers may defer all or any portion of their total annual pay and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of the investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol shares. At the end of the deferral period, the deferrals and earnings are distributed to the participant. Cash is distributed from the cash account and Lubrizol shares are issued equal to the number of share units in the participant's share unit account.

     In addition, we have another deferred compensation plan for some executive officers. Under this plan, participants may defer any amount of their variable pay under the performance pay plan. Deferred amounts are converted into share units based on the current market price of Lubrizol's shares. Lubrizol matches 25% of the amount deferred. Additional share units are credited for quarterly dividends paid on Lubrizol shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued equal to the number of share units in the participant's account. For units attributable to match that is credited after January 1, 2004, the distribution will be made in cash.

SUPPLEMENTAL RETIREMENT PLAN

     We have a supplemental retirement plan for Donald W. Bogus under which 500 share units are credited to an account on each April 1 until his retirement from Lubrizol. The account is also credited with additional share units for quarterly dividends paid on Lubrizol shares. Upon his retirement, he may elect to receive the balance of his account in cash or common shares. For units credited after January 1, 2004, the distribution will be made in cash.

EXECUTIVE DEATH BENEFIT PROGRAM

     The Organization and Compensation Committee selects executive officers to participate in an executive death benefit program. This program provides a benefit to the executive officer's designated beneficiary following the executive officer's death. The death benefit is 250% of the participant's base salary plus quarterly pay for a designated year, reducing to 150% at age 70 and 100% at age 75.

EXECUTIVE AGREEMENTS

     We have employment termination agreements with senior executives, including Messrs. Bares, Hambrick, Hill, Cooley, Bogus and Kirk. Each termination agreement provides that, in the event of a change in control of Lubrizol, the executive will be employed by Lubrizol for up to three years at responsibility, salary and benefit levels equal to those immediately preceding the change in control. If the executive's employment is terminated during those three years for reasons other than death, permanent disability, reaching age 65 or for cause, or if the executive terminates employment in specified circumstances, the benefits provided to the executive are:

     (1) a lump sum payment equal to three times the salary and other forms of cash compensation in effect at the time of termination, and

     (2) continued employee benefit coverage for the remainder of the three years.

     The termination agreements also provide that the executive will receive an amount which will cover any excise taxes that apply.

     Each executive has agreed, if the executive accepts any benefits under the termination agreement, not to compete with Lubrizol for one year after termination of employment after a change in control.

     Assuming a change in control were to occur and all of the executive officers who have termination agreements were terminated as of January 1, 2004, the estimated amount of payments which we would have to make under the termination agreements (including amounts to cover excise taxes) is $36 million.

     In addition to the employment termination agreements, we have employment retention agreements with Messrs. Cooley, Kirk and Bogus and Di Biase (Vice President). Under the agreement for Dr. Di Biase, 5,000 shares will be granted if he remains employed until January 1, 2008. Under the agreements for Messrs. Cooley, Kirk and Bogus, 15,000 shares will be granted to each executive if he remains employed until January 1, 2008. In addition, the agreements for Messrs. Kirk and Bogus provide for participation in the executive death benefit program and the special officers' supplemental defined benefit plan at the later of January 1, 2008 or age 60, provided that the executive is still employed by Lubrizol on that date.

     We agreed to pay the relocation expenses for Joe E. Hodge, Vice President, to move from Ohio back to his home state of Texas, at the time of his assignment to Ohio in 1993. His relocation back to Texas occurred in December 2003. The expenses, including tax gross-ups, were approximately $107,000 and were paid using the provisions of Lubrizol's relocation policy as a guide.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     We also have a severance compensation plan that provides for a severance payment to employees if, within 15 months after a change in control of Lubrizol, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments under the executive termination agreements described above will not receive severance payments under the severance compensation plan.

     For an employee with five or more years of service with Lubrizol, the benefit under the severance compensation plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding 12-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

--------------------------------------------------------------------------------

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and some persons who own more than 10% of our shares, to file reports of share ownership and change in ownership with the Securities and Exchange Commission, with a copy to us. We are not aware of any shareholder who owns more than 10% of our shares and is required to file these reports.

     Based solely on a review of the copies of the forms furnished to us during or for 2003 and written statements from officers and directors, we believe that all officers and directors filed on time all reports required during 2003 and any prior year except that Charlie Cooley, Joe Hodge, Mark Meister, Rosanne Potter and Joanne Wanstreet each had one late filing reporting one transaction, and Don Bogus, Steve Di Biase and Steve Kirk each had two late filings, reporting two transactions.

--------------------------------------------------------------------------------

                            APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

     The Audit Committee appointed Deloitte & Touche LLP, independent auditors, to audit the financial statements of Lubrizol for the year 2004. The Board of Directors recommends that you confirm this appointment.

     During 2003, Lubrizol engaged Deloitte & Touche to render a variety of services, including the audit of Lubrizol's financial statements. A Deloitte & Touche representative will attend the annual meeting, will have the opportunity to make a statement and will be available to answer questions.

INDEPENDENT ACCOUNTANT FEES

     The following table summarizes the aggregate fees billed by Deloitte & Touche LLP:

                                                                 2003         2002
                                                              ----------   ----------
Audit Fees(1)...............................................  $1,051,903   $1,065,015
Audit-Related Fees(2).......................................     155,075      334,970
Tax Fees(3).................................................     297,222      372,391
All Other Fees(4)...........................................      38,799       26,002
                                                              ----------   ----------
  Total.....................................................  $1,542,999   $1,798,378

---------------
(1) Fees for audit services billed in 2003 and 2002 consisted of:

        - Audit of the annual financial statements

        - Reviews of the quarterly financial statements

(2) Fees for audit-related services billed in 2003 and 2002 consisted of:

        - Employee benefit plan audits

        - Opening and closing balance sheet audits/reviews of acquisitions

        - Agreed-upon procedures engagements

        - Financial accounting and reporting consultations

        - Due diligence associated with mergers/acquisitions

        - Sarbanes-Oxley Act, Section 404 advisory services

(3) Fees for tax services billed in 2003 and 2002 consisted of the following compliance and tax planning and advice:

        - Federal and state income tax planning advice

        - Assistance with tax return compliance in certain foreign jurisdictions

        - Assistance with foreign tax audits

        - Tax planning advice in certain foreign jurisdictions

(4) Fees for all other services billed in 2003 and 2002 consisted of the following permitted non-audit services:

        - Tax software license fees

        - Human capital advisory services

     In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

     All audit and non-audit services performed by Deloitte and Touche must be pre-approved by the Audit Committee. The committee adopted a pre-approval policy, which provides that between committee meetings, the Chair of the Audit Committee, after considering the effect of these services on the auditor's independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the Chair are reported to the Audit Committee at its next meeting. All of the services provided by Deloitte and Touche during 2003 were pre-approved by the Audit Committee or pursuant to the pre-approval policy.
--------------------------------------------------------------------------------

               SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
--------------------------------------------------------------------------------

     Any shareholder who wants to present a proposal at the 2005 Annual Meeting of Shareholders and have it included in our proxy materials must send us the proposal no later than November 18, 2004. Shareholder proposals submitted after that date but on or before February 24, 2005, may be presented at the annual meeting but will not be included in the proxy materials. If a shareholder proposal is received after February 24, 2005, the persons named on the proxy card may vote in their discretion regarding the proposal all of the shares for which we have received proxies for the annual meeting.

                                          THE LUBRIZOL CORPORATION

                                          L. M. Reynolds
                                          Secretary

March 17, 2004

                                                                      APPENDIX A

                            THE LUBRIZOL CORPORATION

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a standing committee of the Board of Directors to be known as the Audit Committee, composed solely of at least three independent directors, each of whom is or shall become financially literate within a reasonable period of time after appointment, at least one of whom shall have accounting or related financial management expertise, and at least one whom is a financial expert, as that term is defined by the Securities and Exchange Commission. Members are considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence and judgment in carrying out their responsibilities, as set forth in the New York Stock Exchange rules on audit committees. The Board of Directors annually shall determine whether in its business judgment a member: is independent; is financially literate; has accounting or related financial management expertise; is a financial expert in accordance with Securities and Exchange Commission regulations. The authority and responsibilities of the Audit Committee are defined in this Charter. The responsibilities of a member of the Audit Committee are in addition to those set out for a member of the Board.

AUTHORITY

     Primary responsibility for the Company's management processes and systems, internal control structure and financial reporting is vested in senior operating management as overseen by the Board. The Audit Committee is established to assist Board oversight of: (1) the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements; (3) the independent auditor's qualifications and independence; and (4) the performance of the Company's internal audit function and independent auditors. The Audit Committee, on behalf of the Board, represents the interests of the Company's shareholders, potential shareholders, and investment community, and as such, is the principal client of the independent and internal auditors. The Audit Committee hires the independent auditor, which is ultimately accountable to the Board of Directors and the Audit Committee.

REPORTING AND COMMUNICATIONS

     The Audit Committee Chairperson shall report the Audit Committee's activities to the full Board on a regular and timely basis. The Audit Committee shall have candid communications with the independent and internal auditors, and financial management, and have appropriate access to Company personnel and documents. The Audit Committee will be given the resources necessary to discharge its responsibilities.

MEETINGS

     The Audit Committee will meet as required, and at least three times each year. The Audit Committee shall have private sessions of Audit Committee members and meetings with the Chief Executive Officer and other senior management of the Company, the Chief Ethics Officer, and the independent and internal auditors, on a regular basis, and with legal counsel as needed.

RESPONSIBILITIES

     Overall, the Audit Committee shall be responsible for:

     - Monitoring financial reporting, audit processes and risk control-related matters.

     - Influencing the overall corporate commitment to quality financial reporting, sound business risk controls, and ethical and legal behavior.

     More specifically, the Audit Committee's oversight activities include but are not limited to the following:

     1. Reviewing and reassessing the adequacy of this Charter annually, and submitting the Charter to the Board for approval annually.

     2. Appointing, evaluating and terminating the independent auditing firm to audit the Company's consolidated financial statements for the year.

     3. Reviewing the annual plan for services to be provided by the independent auditor, which includes, but is not limited to:

      - Reviewing the annual audit scope, including, staffing, timing and the estimated and actual fees.

      - Reviewing the scope of any non-audit services planned or performed by the independent auditors, as well as related fees, and considering the possible effect that these services could have on the independence of such auditors. Note: The independent auditors are prohibited from providing the services listed in Rule 2-01 of Regulation S-X.

      - Obtaining from the independent auditor a formal written statement delineating all relationships between the auditor and the Company as required by the Independence Standards Board on an annual basis.

     4. Pre-approving all audit and non-audit services to be provided by the independent auditor.

     5. Obtaining, at least annually, and reviewing a report by the independent auditor describing:

      - Its internal quality control procedures.

      - Any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues.

      - All relationships between the independent auditor and the Company (to assess auditor independence).

     6. Reviewing the adequacy and effectiveness of the internal audit function of the Company, including concurring on the appointment, replacement, reassignment, or dismissal of the senior internal auditor.

     7. Reviewing the impact of adopted or proposed significant changes in accounting principles and reporting requirements.

     8. Reviewing annually the actuarial assumptions of the Company and its major domestic and subsidiary pension plans.

     9. Prior to the release of quarterly and annual earnings, reviewing with financial management and the independent auditor: (1) matters that affect the Company's consolidated financial statements; (2) the results of the independent auditor's interim reviews and annual audit and report, including discussions regarding qualitative judgments about the appropriateness, not just the acceptability, of the Company's accounting principles; (3) all critical accounting policies and practices to be used; (4) all alternative treatments of financial information within generally accepted accounting principals related to material items that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (5) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. Discussions held prior to the release of quarterly and annual earnings may be conducted by the Chairperson on behalf of the Audit Committee, in which case the Chairperson shall advise the Audit Committee of the results of such discussions at the next regularly scheduled meeting.

     10. Prior to the issuance of the annual report to shareholders:

      - Reviewing with the independent auditor any audit problems or difficulties and management's response.

      - Reviewing Management's Discussion and Analysis of Financial Condition and Results of Operations along with the financial statements and Independent Auditor's Report.

      - Discussing any matters that the independent auditor communicates to the Audit Committee, including matters required by generally accepted auditing standards, laws or regulations, or otherwise required to be communicated.

      - Issuing a report for inclusion in the Company's annual proxy statement in accordance with applicable Securities and Exchange Commission regulations.

     11. Discussing earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

     12. Overseeing the internal control structure established by management, including management's annual assessment of the effectiveness of the internal control structure and procedures for financial reporting.

     13. Discussing policies with respect to risk assessment and risk management.

     14. Providing oversight of the activities of the Chief Ethics Officer and annually reviewing management procedures for monitoring compliance with the Company's Policy on Ethical and Legal Conduct.

     15. Obtaining advice and assistance, as appropriate, from outside legal, accounting or other advisers.

     16. Meeting separately, periodically, with management, the independent auditor and internal auditors.

     17. Reviewing and assessing with management the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of the efforts.

     18. Setting clear hiring policies for employees or former employees of the independent auditor.

     19. Reporting regularly to the Board.

     20. Performing annual self-assessments and assessments of management, and the independent and internal auditors' performance against criteria and expectations.

     21. Receiving, retaining and addressing complaints received by the Company regarding accounting, internal accounting controls or auditing matters

     22. Performing other oversight functions as it deems necessary, or as requested by the Board, such as:

      - Periodically meeting with management and the independent and internal auditors to agree on mutual expectations, a detailed plan of Audit Committee activities and the nature, extent and timing of Audit Committee information needs.

                        ANNUAL MEETING OF SHAREHOLDERS OF
                            THE LUBRIZOL CORPORATION

                                 April 26, 2004

                      -------------------------------------
                            PROXY VOTING INSTRUCTIONS
                      -------------------------------------



       MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

                            - OR -
                                                                     -------------------------------

       TELEPHONE - Call toll-free 1-800-PROXIES from                          COMPANY NUMBER
       any touch-tone telephone and follow the instructions.
       Have your proxy card available when you call.                 -------------------------------

                                                                              ACCOUNT NUMBER

                                                                     -------------------------------
                            - OR -
      INTERNET - Access "www.voteproxy.com" and
      follow the on-screen instructions. Have your proxy
      card available when you access the web page.




* PLEASE detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. *
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[ ]

_______________________________________________________________________________________________________________________________

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
_______________________________________________________________________________________________________________________________




                                                                                                                FOR AGAINST ABSTAIN
1.  Election of Directors:                        2. Confirmation of appointment of Deloitte & Touche LLP as     [ ]   [ ]   [ ]
                                                     Independent Auditors.
                        NOMINEES:
[ ] FOR ALL NOMINEES    -  James L. Hambrick      The Board of Directors recommends a vote FOR the above
                        -  Gordon D. Harnett      proposal.
                        -  Victoria F. Haynes
[ ] WITHHOLD AUTHORITY  -  William P. Madar       TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE
    FOR ALL NOMINEES                              SIDE HEREOF.

[ ] FOR ALL EXCEPT                                (Comments will be collected by the Inspector of Elections and
    (See instructions below)                      forwarded to LUBRIZOL management)





INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: _

________________________________________________________________________________














________________________________________________________________________________

To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that     [ ]
changes to the registered name(s) on the account may not be submitted via this method.
________________________________________________________________________________

Signature of Shareholder _____________________ Date: _________ Signature of Shareholder _____________________ Date: _________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
      When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                             Electronic Distribution

     IF you would like to receive future The Lubrizol Corporation proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via Email.

                         Annual Meeting of Shareholders

     The Lubrizol Corporation's Annual Meeting of Shareholders will be held at 10:00 a.m. on April 26, 2004, at the Radisson Hotel & Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio. Please see your proxy statement for instructions should you wish to attend the meeting.








                                      PROXY
                            THE LUBRIZOL CORPORATION
               Proxy Solicited on Behalf of the Board of Directors

     The undersigned shareholder of The Lubrizol Corporation hereby appoints
W. G. Bares, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2004 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 26, 2004, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

     Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR ELECTION of the nominees and FOR Item 2. The agents named above cannot vote your shares unless you sign and return this proxy card or choose alternative voting options as indicated on the reverse side of this proxy card.

                (Continued and to be signed on the reverse side)

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